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                                                                     Exhibit 2.2
                                                                  EXECUTION COPY

                          MANAGEMENT SERVICES AGREEMENT


                  THIS AGREEMENT, dated as of September 20, 1999 by and between Century Aluminum Company, a Delaware corporation ("Century") and Pechiney Rolled Products LLC, a Delaware limited liability company ("PAV").


                  WHEREAS, simultaneously with the execution hereof, PAV has acquired, pursuant to the terms of a Stock and Asset Purchase Agreement dated as of July 26, 1999 among the parties hereto and certain other persons (the "Purchase Agreement"), the Rolling Business (as such term is defined in the Purchase Agreement).


                  WHEREAS, the parties have determined that it would be appropriate for Century to provide certain consulting services of the individuals listed on Annex A attached hereto (the "Consultants") to PAV to facilitate a smooth transition of ownership of the Rolling Business upon the terms set forth herein;


                  NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

         1. Consultants. Consultants are senior executives of Century, and, as such, have and will continue to have, as their primary responsibility, the management of Century. Nevertheless, for so long as such individuals are employed by Century, and are capable of meeting their obligations hereunder consonant with their responsibilities to Century, Century agrees to make available the services of each of the Consultants to PAV in the capacities set forth opposite each such Consultant's name on Annex A attached hereto (the "Consulting Items"). In connection with their respective capacities, as set forth on Annex A, Century shall require that such Consultants perform such services as the designated representative of PAV (the "Designated Person") shall reasonably request and as further described in Section 3 below. Notwithstanding any other provision in this Agreement, the Consultants shall continue to be employees of Century and shall not be employees of PAV.

         (b) The Consultants shall make their services available in the manner agreed upon between the Consultant and the Designated Person and as provided for in Section 3 below.

         (c) Neither Century, its affiliates or subsidiaries, nor any Consultant (collectively, the "Protected Persons") shall be liable to PAV, its affiliates or subsidiaries, or any third party for losses, claims or damages (whether direct, indirect, special, consequential or otherwise), including, without limitation, loss of profits, incurred by any such person related to or arising from the consultancy services of the Consultants provided hereunder. PAV shall indemnify and hold Protected Persons harmless, on demand, in respect of any claim against, or



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expense, loss or damage (including reasonable attorney fees) incurred by, any
Protected Person related to or arising from the consulting services of the Consultants provided hereunder.

         2. Term of Agreement. The term of this Agreement shall commence on the date hereof (the "Effective Date") and shall terminate on the earlier of (i) December 31, 2002, or (ii) the date on which PAV or Century elects to terminate this Agreement pursuant to Section 5 (the "Termination Date").

         3. Services to be Provided. (a) For the period of time commencing on the Effective Date, each Consultant responsible for the Consulting Items described in Annex A shall meet with PAV personnel, as reasonably requested, subject always to their obligations and duties to Century. Meetings may be in person, or by conference call. Under no circumstances shall the consulting services exceed the times set forth in Annex B. In the event that PAV requires advice or special knowledge that call for the expertise of the Century Chief Executive Officer, Craig A. Davis, Mr. Davis agrees to make himself reasonably available to provide such advice or share such knowledge (it being understood that Mr. Davis will not have a predetermined number of hours relating to such service).

         (b) All in person meetings described above shall be conducted in the offices of Century located in Ravenswood, West Virginia, or at such other locations in the United States as PAV shall reasonably decide.

         4. Compensation and Benefits. (a) Century shall be solely responsible for payment of each of the Consultants' compensation and benefits, and the Consultants shall not be entitled to any compensation or benefits from PAV for services performed for PAV.

         (b) PAV shall reimburse Century pro rata for Century's cost based on the total annual compensation (salary and bonus) of each Consultant as shown on Century's most recent Proxy Statement from time to time, plus 30% (the "Cost"), which shall be computed as set forth in Annex C attached hereto. PAV shall pay Century for travel time and expenses and if travel time is for purposes in addition to PAV consulting, theses travel costs will be fairly prorated.

         (c) Unless otherwise agreed by the parties, the reimbursed Costs payable under Section 4(b) shall be paid monthly after submission by Century to PAV of a detailed invoice showing the hours expended and the amount owed with respect to the applicable month.

         (d) PAV shall pay to Century a fee which shall be computed by multiplying (x) the average of the earnings before income tax, depreciation and amortization for PAV calendar years 2001 and 2002 with respect to the Rolling Business (the "EBITDA of the Rolling Business") and (y) 0.40, and subtracting from such product (z) $18 million (the "Fee"). The Fee shall be paid to Century as soon as practicable after January 1, 2003, but in no case later than July 1, 2003.

                  The EBITDA of the Rolling Business shall be computed by an auditor selected by PAV (the "PAV Auditor"). Century may request a second computation of the EBITDA of the Rolling Business by an auditor of its choice (the "Century Auditor"), if Century reasonably believes that the EBITDA of the Rolling Business as computed by the PAV Auditor, is in error. In the event that the EBITDA of the Rolling Business, as computed by the Century Auditor, is


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within 10% of the EBITDA of the Rolling Business as computed by the PAV Auditor, the parties will agree that the EBITDA of the Rolling Business to be used to calculate the Fee shall be an average of the two. In the event that the EBITDA of the Rolling Business, as computed by the Century Auditor, is not within 10% of the EBITDA of the Rolling Business as computed by the PAV Auditor, the parties will agree on a third independent auditor to calculate the EBITDA of the Rolling Business. In such case the third auditor's calculation of the EBITDA of the Rolling Business shall be used to calculate the Fee. Century and PAV shall each pay all costs incurred by their respective auditors and shall each pay one-half of the costs incurred by the third auditor.

         (e) PAV shall, upon presentation of proper documentation with respect to any Consultant, pay Century on a current basis (or pay at Century's direction to the applicable Consultant) all reasonable business expenses incurred by the Consultants in performing their services hereunder, in accordance with Century's reimbursement policies generally applicable to senior executive employees including, but not limited to, expenses for travel and accommodations.

         (f) It is expressly understood between the parties that Century and the Consultants shall be independent contractors and not engaged as employees of PAV. It is also expressly agreed that Century shall be solely responsible for the withholding and payment of any and all taxes and other sums required to be withheld or paid by an employer pursuant to any and all laws applicable to the rendering of services by the Consultants hereunder.

         5. Termination of this Agreement. (a) This Agreement or the services of any Consultant may be terminated by PAV at any time or by Century for any reason after Period 1 without penalty. In the event of the termination of this Agreement by PAV other than as a result of circumstances described in Section 5(b) or 5 (c) below, PAV shall (i) promptly pay all accumulated Costs hereunder for services performed prior to the date of termination, together with business expenses pursuant to Section 4(e), upon submission by Century to PAV of a detailed invoice showing the hours expended and the amount owed and (ii) shall pay to Century the Fee.

         (b) In the event that (i) this Agreement is terminated by Century on or before December 31, 2000 or (ii) on or before December 31, 2000, Gerald A. Meyers or his successor, and any one of the other Consultants or their successors are not available or materially fail to provide services hereunder, even if such failure is consonant with their responsibilities to Century, PAV may terminate this Agreement, and in either case, PAV shall promptly pay all accumulated Costs and expenses hereunder for services performed prior to the Termination date, upon submission by Century to PAV of a detailed invoice showing the hours expended and the amount owed and no other Fee shall be payable.

         (c) If the conditions or circumstances set forth in Section 5(b) occur after December 31, 2000, PAV shall promptly pay all accumulated Costs and expenses hereunder for services performed prior to the Termination date, upon submission by Century to PAV of a detailed invoice showing the hours expended and the amount owed and shall pay to Century a pro-rata portion of the Fee, which shall be determined by multiplying the total Fee by a fraction, the numerator of which is the number of days between the Effective Date and the Termination Date during which period Consultants were to have been available for consulting, pursuant to Annex B, or actually consulted, whichever is greater, and denominator of which is the total



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number of days Consultants were to have been available pursuant to Annex B for all periods shown on the schedule, provided, that in no event shall such fraction exceed one.

         (d) The Fees shall be paid as provided in Section 4(d).

         6. Termination of Consultants. In the event of the termination of the services of any of the Consultants by PAV for any reason, PAV shall have no obligation for the payment of any Costs applicable to such Consultant after the date of such termination, and Costs allocable to services rendered by such Consultant prior to the date of termination shall be paid after the close of the relevant Period as described in Section 4(c) above. In the event any Consultant shall no longer be able to perform services hereunder for any reason, Century shall designate a substitute reasonably acceptable to PAV to perform services hereunder in substitution for the terminated Consultant. In the event PAV shall so approve a successor which Century has designated, Century agrees to provide the services of the successor Consultant on the same basis as the services of the predecessor, and as though the successor were named on Annex A in place of the predecessor, unless the parties otherwise agree.

         7. Conflict of Interest and Insurance. (a) PAV hereby expressly and prospectively waives all claims of any conflict of interest that may arise in connection with the Consultants' performance of their services under this Agreement.

         (b) PAV shall arrange that the Consultants, while they are physically present on the premises owned by PAV, shall be covered for their activities hereunder under policies of liability insurance maintained by PAV on the same basis as officers and directors of PAV are covered.

         8. Miscellaneous. (a) Any notice required or permitted under this Agreement shall be given in writing and shall be deemed to have been effectively made or given if personally delivered, or if mailed or faxed to the other party at its address and fax number set forth below in this Section 8(a), or at such other address or fax number as such party may designate by written notice to the other party hereto:

                      if to PAV:
                      Pechiney Rolled Products LLC
                      8770 West Bryn Mawr Avenue
                      Chicago, IL 60631-3542
                      Fax: (773) 399-3527
                      Attention: Eileen Burns Lerum

                      with a copy to:

                      Shearman & Sterling
                      599 Lexington Avenue
                      New York, NY 10022
                      Fax: (212) 848-7179
                      Attention: David W. Heleniak, Esq.
                                   Alfred J. Ross, Jr., Esq.


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                      if to Century:
                      Century Aluminum Company
                      2511 Garden Road
                      Building A, Suite 200
                      Monterey, CA 93940
                      Fax:  (831) 642-9328
                      Attention:  General Counsel

         (b) This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by Century and PAV; provided, however, that this Agreement shall not be assignable by either Century or PAV, and Century may not substitute any Consultant hereunder without the written consent of PAV, and such consent shall not be unreasonably withheld.

         (c) This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and may not be amended or modified except by an instrument in writing signed by PAV and Century. Waiver of any term or condition of this Agreement shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

         (d) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

         (e) This Agreement may be executed in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         9. Dispute Resolution. (a) In the event that any dispute, claim or controversy shall arise as to whether either party hereto shall have fulfilled its respective obligations under this Agreement, the parties agree that within five (5) days after notification thereof authorized representatives of the parties shall meet to resolve such dispute, claim or controversy. If, within ten
(10) days after the authorized representatives first began such meetings the parties have not agreed to a resolution, a PAV representative and a Century representative (other than, in the case of each party, the aforementioned authorized representatives) shall meet within five (5) days to resolve such dispute, claim or controversy. If, within ten (10) days after such designated representatives first began such meetings, the parties have not reached agreement, the dispute, laim or controversy shall be determined in the manner set forth in Section 9 (b) hereof.

         (b) If, within five (5) business days after the date referred to in the last sentence of Section 9 (a) hereof the dispute, claim or controversy in question remains unresolved, such dispute, claim or controversy shall be finally resolved by arbitration in New York City pursuant to the Rules of Conciliation and Arbitration of the International Chamber of Commerce, and any award rendered by an arbitral panel in accordance therewith shall be final and binding on the parties and nonappealable. By execution of this Agreement each of the parties consents to the jurisdiction of such arbitral panel for itself and in respect of its properties. Any costs of the proceedings described in this Section 9 (b) shall be borne by the parties equally.



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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the day and year first above written.


                           CENTURY ALUMINUM COMPANY


                           By:   /s/  Gerald J. Kitchen
                                -----------------------
                                Name:  Gerald J. Kitchen
                                Title:  Executive Vice President



                           PECHINEY ROLLED PRODUCTS LLC


                           By:      /s/  J.M. Schemm
                                -----------------------
                                Name:  J.M. Schemm
                                Title:  Vice President





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